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                  CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                  COMPUTATION OF EARNINGS TO FIXED CHARGES
                   AND EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                For the twelve months ended March 31, 1995
                                (Unaudited)




                                                                (In thousands,
                                                                except ratios)
                                                                --------------
Earnings                                                         $  44,554
Income taxes                                                        19,064
                                                                 ---------
  Earnings from continuing operations before income taxes           63,618
                                                                 ---------

Fixed charges
  Interest, long-term debt                                          23,397
  Interest, other (including interest on short-term debt)            2,886
  Amortization of debt expense, premium, net                         1,221
  Portion of rentals representative of an interest factor              723
                                                                 ---------
     Total fixed charges                                            28,227
                                                                 ---------

        Earnings from continuing operations before
          income taxes and fixed charges                         $  91,845
                                                                 ---------

         Ratio of earnings to fixed charges                           3.25x
                                                                 ---------



Fixed charges from above                                         $  28,227
Preferred stock dividends*                                           2,952
                                                                 ---------
    Total fixed charges and preferred stock dividends            $  31,179
                                                                 ---------

    Ratio of earnings to combined fixed charges and
      preferred stock dividends                                       2.95x
                                                                 ---------



* Preferred stock dividends multiplied by the ratio of pretax income to net income.






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